Executive Copy
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                    STOCK PURCHASE AND CONTRIBUTION AGREEMENT


                                  BY AND AMONG

                               EMARKETPLACE, INC.,

                                 TOP TEAM, INC.,

                             ONCOURSE NETWORK, INC.

                                       AND

                                   KENT RHODES






                          Dated as of November 19, 1999


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                                TABLE OF CONTENTS

                                                                          Page

ARTICLE I            THE TRANSACTIONS AND RELATED MATTERS....................1
1.1      Purchase and Exchange...............................................1
1.2      Contribution........................................................1
1.3      Stock Certificates..................................................2
1.4      Stock Option and Other Plans........................................2
1.5      Tax Consequences....................................................2
1.6      Closing     ........................................................3
1.7      Certificate of Incorporation of Top Team............................3
1.8      By-Laws of Top Team.................................................3
1.9      Directors and Officers of Top Team..................................3

ARTICLE II           REPRESENTATIONS AND WARRANTIES OF
                     SELLERS  INDIVIDUALLY...................................3
2.1      Authorization.......................................................3
2.2      Ownership of Stock..................................................3
2.3      Consents and Approvals..............................................4
2.4      Securities Matters..................................................4
2.5      Brokerage Fees......................................................5
2.6      Disclosure  ........................................................5

ARTICLE III          JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES
                     OF THE COMPANY AND THE SELLERS..........................5
3.1      Due Organization, Good Standing and Corporate Power.................5
3.2      Authorization and Validity of Agreement.............................6
3.3      Capitalization......................................................6
3.4      Consents and Approvals; No Violations...............................7
3.5      Company Reports and Financial Statements............................8
3.6      Absence of Certain Changes..........................................8
3.7      Minute Books........................................................8
3.8      Title to Properties; Encumbrances...................................8
3.9      Compliance with Laws................................................9
3.10     Litigation  ........................................................9
3.11     Employee Benefit Plans..............................................9
3.12     Employment Relations and Agreements................................11
3.13     Client Relations...................................................11
3.14     Taxes       .......................................................12
3.15     Liabilities .......................................................12
3.16     Intellectual Properties............................................13
3.17     Material Contracts and Relationships...............................13

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3.18     Absence of Certain Business Practices..............................15
3.19     Transactions with Related Parties..................................15
3.20     Broker's or Finder's Fee...........................................16
3.21     Accounts Receivable................................................16
3.22     Inventories .......................................................16
3.23     Insurance   .......................................................16
3.24     No Powers of Attorney or Suretyships...............................17
3.25     Banking Facilities.................................................17
3.26     Environmental Liabilities..........................................17

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF EMKT
                     AND  TOP TEAM..........................................19
4.1      Due Organization; Good Standing and Corporate Power................19
4.2      Authorization and Validity of Agreement............................19
4.3      Consents and Approvals; No Violations..............................19
4.4      EMKT Reports and Financial Statements..............................20
4.5      Capitalization.....................................................20
4.6      Absence of Certain Changes.........................................20
4.7      Compliance with Laws...............................................20
4.8      Liabilities .......................................................20
4.9      Litigation  .......................................................20
4.10     Tax Status  .......................................................21

ARTICLE V            ACTIONS PRIOR TO CLOSING DATE..........................21
5.1      Access to Information Concerning Properties and Records............21
5.2      Conduct of the Business of the Company Pending the Closing Date....21
5.3      Best Efforts.......................................................22
5.4      No Solicitation of Other Offers....................................23

ARTICLE VI           CONDITIONS PRECEDENT TO TRANSACTIONS...................23
6.1      Conditions Precedent to Obligations of EMKT,
         Top Team and the Company and the Sellers...........................23
6.2      Conditions Precedent to Obligations of EMKT and Top Team...........23
6.3      Conditions Precedent to Obligations of the Company and the Sellers.24

ARTICLE VII          TERMINATION AND ABANDONMENT............................25
7.1      Termination .......................................................25
7.2      Effect of Termination..............................................25

ARTICLE VIII         INDEMNIFICATION........................................25
8.1      Indemnification by Sellers.........................................25
8.2      Indemnification by Sellers Jointly and Severally...................26
8.3      Indemnification by EMKT and Top Team...............................27

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8.4      Indemnification by Sellers for Tax Liabilities.....................27
8.5      Claims for Indemnification.........................................28
8.6      Defense Claims.....................................................28
8.7      Manner of Indemnification..........................................29
8.8      Limitations on Indemnification.....................................29

ARTICLE IX           MISCELLANEOUS..........................................29
9.1      Fees and Expenses..................................................29
9.2      Representations and Warranties.....................................29
9.3      Extension; Waiver..................................................29
9.4      Public Announcements...............................................30
9.5      Notices     .......................................................30
9.6      Entire Agreement...................................................31
9.7      Binding Effect; Benefit; Assignment................................31
9.8      Amendment and Modification.........................................31
9.9      Further Actions....................................................31
9.10     Headings    .......................................................31
9.11     Counterparts.......................................................32
9.12     Applicable Law.....................................................32
9.13     Severability.......................................................32
9.14     "Person" Defined...................................................32

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                    STOCK PURCHASE AND CONTRIBUTION AGREEMENT


         This STOCK PURCHASE AND CONTRIBUTION AGREEMENT dated as of November 19, 1999 (this "AGREEMENT"), is by and among EMARKETPLACE INC., a Delaware corporation ("EMKT"), TOP TEAM, INC. a Delaware corporation ("TOP TEAM"), ONCOURSE NETWORK, INC., a Delaware corporation (the "COMPANY"), KENT RHODES (together with the other Persons executing a Joinder Agreement as described herein, the "SELLERS"), and is made with reference to the following facts:

         A. The Sellers own of all of the issued and outstanding shares of capital stock of the Company, consisting of common stock ("COMPANY STOCK") of the Company.

         B. EMKT wishes to acquire from the Sellers an aggregate of 238,000 shares of Company Stock, constituting in the aggregate 50 percent of the number of outstanding shares of Company Stock (on a fully diluted basis), in exchange for an aggregate of 38,000 shares of EMKT Common Stock, par value $0.001 per share ("EMKT STOCK"). Immediately after such exchange, EMKT and the Sellers will contribute all of their Company Stock to Top Team in exchange for an aggregate of 220,000 shares of common stock, par value $0.001 per share, of Top Team ("TOP TEAM COMMON STOCK").

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                      THE TRANSACTIONS AND RELATED MATTERS

         1.1 PURCHASE AND EXCHANGE. On the Closing Date (as defined in Section 1.6), each of the Sellers shall sell to EMKT that number of shares of Company Common Stock set forth opposite such Seller's name on Schedule 1.1 (the "PURCHASED COMPANY STOCK"), constituting in the aggregate 50 percent of the number of outstanding shares of Company Stock (on a fully diluted and converted basis) (the "PURCHASE"), for a consideration equal to that number of EMKT shares set forth opposite such Seller's name on Schedule 1.1 (the "PURCHASE CONSIDERATION"). The Purchase Consideration shall be payable on the later of the Closing Date and January 3, 2000.

         1.2 CONTRIBUTION. On the Closing Date, immediately after the purchase of the Purchased Company Stock as contemplated by Section 1.1, (i) EMKT shall contribute the Purchased Company Stock to Top Team in exchange for 110,000 shares of Top Team Stock and (ii) each Seller shall contribute to Top Team all of his, her or its remaining Company Stock, constituting in the aggregate the remaining 50 percent of the outstanding shares of Company Stock (on a fully diluted and converted basis) in exchange for that number of shares of Top Team Stock set forth opposite such Seller's name on Schedule 1.1. The Sellers will receive an aggregate of 110,000 shares of Top Team Stock. Such exchanges are

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referred to collectively  herein as the "EXCHANGE." Such shares of Company Stock contributed to Top Team are referred to herein as the "CONTRIBUTED STOCK." Such shares of Top Team Stock received by the Sellers and EMKT in exchange for the Contributed Stock are referred to herein as the "EXCHANGE CONSIDERATION."

         1.3 STOCK CERTIFICATES. On the Closing Date, each Seller shall deliver to EMKT certificates evidencing their respective shares of Contributed Stock, which shall be Duly Endorsed. The term "DULY ENDORSED" means duly endorsed by the person or persons in whose name a stock certificate is registered in blank or accompanied by a duly executed stock assignment separate from such certificate. Top Team will deliver to each Seller and EMKT on the Closing Date duly issued and authenticated certificates evidencing the Exchange Consideration issuable to such person pursuant to Section 1.2.

         1.4      STOCK OPTION AND OTHER PLANS.

                  (a) The Company shall, prior to the Closing Date, use its commercially reasonable best efforts to accelerate the vesting or exercisability of all outstanding employee stock options to purchase Company Common Stock, whether set forth in any stock option plan or plans of the Company ("COMPANY STOCK OPTION PLANS"), in an option agreement with the optionee or otherwise. On the Closing Date, the Company shall use its commercially reasonable best efforts to cause each such option (each, a "COMPANY OPTION") granted by the Company to purchase shares of Company Common Stock that is outstanding and unexercised immediately prior to Closing Date to be exercised, and the optionees thereunder (the "OPTIONEES") shall be deemed to be Sellers for purposes of Articles I and II of this Agreement. As required by Section 6.2(e) hereof, the Sellers shall cause each Optionee to deliver prior to the Option Closing a joinder agreement whereby each such Optionee agrees to be bound by the provisions of Articles I and II of this Agreement as if he or she were a Seller hereunder (each, a "JOINDER AGREEMENT").

                  (b) Any then outstanding stock appreciation rights or limited stock appreciation rights shall be canceled as of immediately prior to the Closing without any payment therefor. As provided herein, the Company Stock Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary (collectively with the Company Stock Option Plans, the "COMPANY STOCK INCENTIVE PLANS") shall terminate as of the Closing Date. The Company will take all commercially reasonable steps to ensure that neither the Company nor any of its Subsidiaries is or will be bound by any Company Options, other options, warrants, rights or agreements which would entitle any Person, other than EMKT, Top Team or either of their Affiliated Parties (as defined in
Section 8.1), to own any capital stock of the Company or any of its Subsidiaries or to receive any payment in respect thereof. The Company will use its commercially reasonable best efforts to obtain all necessary consents to ensure that after the Closing Date, the only rights of the holders of Options to purchase shares of Company Common Stock in respect of such Options will be to receive the Purchase Consideration and the Exchange Consideration in cancellation and settlement thereof.

         1.5 TAX CONSEQUENCES. It is intended by the parties that the contribution to Top Team of the Contributed Stock in exchange for the Exchange

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Consideration, together with (i) the contributions to be made in connection with the Roll-Up (as defined in Section 4.5) and (ii) the capital contribution of EMKT to Top Team referred to in Section 5.5, shall constitute a contribution of capital under Section 351 of the Internal Revenue Code of 1986 (the "CODE").

         1.6 CLOSING. The closing (the "CLOSING") of the purchase of the Purchased Company Stock from the Sellers and the exchange by the Sellers and EMKT of the Contributed Stock for the Exchange Consideration shall take place at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 1999 Avenue of the Stars, 16th Floor, Los Angeles, California, as soon as practicable after the last of the conditions set forth in Article VI are fulfilled or waived (subject to applicable law) but in no event later than the fifth business day thereafter, or at such other time and place and on such other date as EMKT, Top Team and the Company shall mutually agree (the "CLOSING DATE").

         1.7 CERTIFICATE OF INCORPORATION OF TOP TEAM. The Certificate of Incorporation of Top Team, as in effect as of the Closing Date, shall be as set forth in Schedule 1.7.

         1.8 BY-LAWS OF TOP TEAM. The By-Laws of Top Team, as in effect as of the Closing Date, shall be as set forth in Schedule 1.8.

         1.9 DIRECTORS AND OFFICERS OF TOP TEAM. As of the Closing Date, the directors of Top Team shall be Robert Wallace, Fred Walti, Brian Burns and such additional directors as shall be designated by Top Team, each to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of Top Team, until the next annual stockholders' meeting of Top Team and until their respective successors shall be duly elected or appointed and qualified, and the persons set forth on Schedule 1.9 shall hold the offices of Top Team therein indicated until their respective successors shall be duly elected or appointed and qualified.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                             OF SELLERS INDIVIDUALLY

         Each Seller, severally and not jointly, hereby represents and warrants to EMKT and Top Team that:

         2.1 AUTHORIZATION. Such Seller has full power and authority to enter into this Agreement and to perform his, her or its obligations under this
Agreement and to consummate the Purchase, the Exchange and the other transactions contemplated hereby (collectively, the "TRANSACTIONS"). This Agreement and all agreements or instruments herein contemplated to be executed by such Seller are the valid and binding agreements of such Seller, enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

         2.2 OWNERSHIP OF STOCK. Such Seller is the record owner of all of the Company Stock set forth below such Seller's name on Schedule 1.1, free and clear

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of any liens,  encumbrances,  pledges, security interests,  restrictions,  prior assignments and claims of any kind or nature whatsoever. Upon consummation of the Exchange, Top Team shall be the owner, beneficially and of record, of all of the outstanding shares of capital stock of the Company, free and clear of any
liens,   encumbrances,   pledges,   security  interests,   restrictions,   prior
assignments and claims of any kind or nature whatsoever, except as otherwise created by EMKT or Top Team in connection with the Transactions.

         2.3 CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by such Seller nor the consummation of the Purchase and Exchange by such Seller will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of an indebtedness under or result in any right of termination of, increase any amounts payable under, or conflict with, the trust agreements, if any, relating to such Seller or any other agreement, indenture or other instrument to which such Seller is a party or by which any of its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator (domestic or foreign) applicable to such Seller. All consents, approvals and authorizations of, and declarations, filings and registrations with, and payments of all taxes, fees, fines, and penalties to, any governmental or regulatory authority (domestic or foreign) or any other Person (either governmental or private) required in connection with the execution and delivery by such Seller of this Agreement or the consummation of the Transactions by such Seller have been or prior to the Closing will have been obtained, made and satisfied.

         2.4 SECURITIES MATTERS. Such Seller acknowledges that the shares of EMKT Stock that constitute the Purchase Consideration and the shares of Top Team Stock that constitute the Exchange Consideration have not been and will not (except with respect to certain registration rights to be granted to the Sellers pursuant to the Registration Rights Agreement referred to in Section 6,3(e)) be registered under (i) the Securities Act of 1933, as amended (the "SECURITIES
ACT") inasmuch as they are being issued pursuant to an exemption from registration granted under Section 4(2) of the Securities Act and Regulation D promulgated thereunder relating to transactions not involving any public offering, (ii) the California Corporate Securities Laws of 1968 (the "CALIFORNIA LAW") or (iii) any other applicable securities laws, and that EMKT and Top Team's reliance on such exemption or related exemptions is predicated in part on the following representations and agreements made to EMKT and Top Team by such
Seller:

                  (a) Such Seller is acquiring the Purchase Consideration and the Exchange Consideration (together, the "CONSIDERATION") to be issued to such Seller hereunder for investment for his or her own account and not with a view to or for sale in connection with any distribution and resale thereof, with no intention of distributing or reselling the same; and such Seller is not aware of any particular occasion, event or circumstance upon the occurrence or happening of which he or it intends to dispose of such shares;

                  (b) Such Seller is either (i) an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act, (ii) a "qualified purchaser" within the meaning of Section 25102(n)(2) of the California Law or

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(iii) has such knowledge and  experience in financial and business  matters that he or she is capable of evaluating the merits and risks of the Transactions; such Seller is aware that the Merger Consideration constitutes "restricted," "letter" or "investment" securities and such Seller by reason of his business or financial experience has the capacity to protect his own interest in connection with the Transactions; and

                  (c) Such Seller agrees not to sell, transfer, assign, pledge, hypothecate or otherwise dispose of his or its shares received in this transaction without either (i) registration under the Securities Act and the California Law, and any other applicable securities laws, or (ii) an opinion of counsel reasonably satisfactory to EMKT and Top Team that the transaction by which such shares are proposed to be disposed of is exempt from the Securities
Act, the California Law and any other applicable securities laws, and acknowledges that EMKT and Top Team will place a legend on the certificates representing such shares substantially to such effect concerning these restrictions.

         2.5 BROKERAGE FEES. No Person is entitled to any brokerage or finder's fee or other commission from such Seller in respect of this Agreement or the Transactions.

         2.6 DISCLOSURE. The information provided by such Seller in this Agreement and in any other writing furnished pursuant hereto does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available by such Seller to EMKT or Top Team pursuant hereto were or will be complete and accurate records of such documents.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY AND KENT RHODES

         Each of the Company and Kent Rhodes hereby, jointly and severally, represents and warrants to EMKT and Top Team as follows:

         3.1 DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER. Schedule 3.1 sets forth the name, state of incorporation or formation and equity ownership of the Company in each Subsidiary of the Company. (A "SUBSIDIARY" of a Person is a corporation, partnership, joint venture, limited liability company and other entity in which such Person owns all or a majority of the equity interest or is required to be consolidated on such Person's balance sheet pursuant to GAAP.) The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in

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such jurisdictions  where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects (the "CONDITION") of the Company and its Subsidiaries taken as a whole.

         3.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. The Company has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the Transactions, have been or prior to the Closing will be duly authorized and approved by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions (other than the approval of this Agreement by the holders of a majority of the outstanding shares of Company Stock and any other classes of capital stock entitled to vote thereon, as required by the Delaware General Corporation Law). This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         3.3      CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $0.01 per share, constituting the Company Common Stock, and 150,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, (i) 476,000 shares of Company Common Stock are issued and outstanding, (ii) no shares of preferred stock are outstanding and (iii) no shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Options granted under the Stock Incentive Plans. All issued and outstanding shares of Company Stock have been validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in this Section 3.3 or on Schedule 3.3, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are not as of the date hereof, and on the Closing Date there will not be, any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Company Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company.

                  (b) All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company, free and clear of all liens, encumbrances, options or claims whatsoever. No shares of capital stock of any of the Company's Subsidiaries are reserved for issuance and there are no outstanding or authorized options,

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warrants,   rights,   subscriptions,   claims  of  any  character,   agreements,
obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary of the Company, pursuant to which such Subsidiary is or may become obligated to issue any shares of capital stock of such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such Subsidiary. There are no restrictions of any kind that prevent the payment of dividends by any of the Company's Subsidiaries. Except for the Subsidiaries listed on Schedule 3.1, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person.

         3.4 CONSENTS AND APPROVALS; NO VIOLATIONS. (a) The execution and delivery of this Agreement by the Sellers and the Company and the consummation by the Sellers and the Company of the Transactions will not: (1) violate any provision of the Certificate of Incorporation, as amended, or By-Laws of the Company or any of its Subsidiaries; (2) to the best knowledge of the Company and the Sellers violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or such Seller or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (3) to the best knowledge of the Company and the Sellers require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which it or any of their respective properties or assets may be bound, excluding from the foregoing clauses (3) and
(4) filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and liens which, in the aggregate, would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole.

         (b) Neither the Company nor any Subsidiary is in default or in violation (and no event has occurred which would notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certification of Incorporation or By-Laws, (ii) any note, bond, mortgage, indenture, license, agreement, contract, lease, commitment or other obligation to which the Company or any of its Subsidiaries is a party or by which they or any of their properties or assets may be bound, or (iii) to the best knowledge of the Company and the Sellers any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, except in the case of clauses (i) and (ii) above for defaults or evaluations, which would not have a material adverse effect on the Condition of the Company and the Subsidiaries taken as a whole.

         3.5 COMPANY REPORTS AND FINANCIAL STATEMENTS. Each of the consolidated balance sheets as of the end of the fiscal year ended December 31, 1999 and the ten-month period ended October 31, 1999 and the consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flow for the fiscal year ended December 31, 1999 and the ten-month period ended October 31, 1999 previously delivered to EMKT, were prepared in accordance with generally accepted accounting principles (as in effect in the United States from time to time) applied on a consistent basis ("GAAP"), except as may be indicated therein or in the notes or schedules thereto, and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended.

         3.6 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Schedule 3.6, since October 31, 1999 (the "BALANCE SHEET DATE") (i) there has not been any material adverse change in the Condition of the Company and its Subsidiaries taken as a whole; (ii) the businesses of the Company and each of its Subsidiaries have been conducted only in the ordinary course; (iii) neither the Company nor any of its Subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business;
(iv) the Company and its Subsidiaries have not increased the compensation of any officer or granted any general salary or benefits increase to their employees other than in the ordinary course of business; and (v) neither the Company nor any of its Subsidiaries has taken any action referred to in Section 5.2 except as permitted or required thereby.

         3.7 MINUTE BOOKS. The minute books of the Company and its Subsidiaries, as previously made available to EMKT and its representatives, contain accurate records of all meetings of and corporate actions or written consents by the stockholders and Boards of Directors of the Company and its Subsidiaries since December 31, 1995.

         3.8 TITLE TO PROPERTIES; ENCUMBRANCES. Except as disclosed in Schedule 3.8, the Company and each of its Subsidiaries has good, valid and marketable title, or a valid leasehold interest in, to (i) all its material tangible properties and assets (real and personal), including, without limitation, all the properties and assets reflected in the consolidated balance sheet as of December 31, 1998 delivered pursuant to Section 3.5 (the "BALANCE SHEET") except as indicated in the notes thereto and except for properties and assets reflected in the Balance Sheet that have been sold or otherwise disposed of in the ordinary course of business, and (ii) all the tangible properties and assets purchased by the Company and any of its Subsidiaries since the Balance Sheet Date except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (1) liens reflected in the Balance Sheet, (2) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company or any of its Subsidiaries in the operation of its respective business and (3) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent.

         3.9 COMPLIANCE WITH LAWS. The Company and each of its Subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole.

         3.10 LITIGATION. Except as set forth in Schedule 3.10, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge, information and belief of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of the Company, threatened, against or affecting the Company or any of its Subsidiaries, or any of their properties or rights which could have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. There are no such suits, actions, claims, proceedings or investigations pending or, to the best knowledge, information and belief of the Company, threatened, seeking to prevent or challenging the Transactions. Except as disclosed in Schedule 3.10, to the best knowledge of the Company and the Sellers, neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole or on the ability of the Company or any Subsidiary to conduct its business as presently conducted.

         3.11     EMPLOYEE BENEFIT PLANS.

                  (a) LIST OF PLANS. Set forth in Schedule 3.11 is an accurate and complete list of all employee benefit plans ("EMPLOYEE BENEFIT PLANS") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by the Company or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 3.11, all employers (whether or not incorporated) which by reason of common control are treated together with the Company as a single employer within the meaning of
Section 414 of the Code.

                  (b) STATUS OF PLANS. Neither the Company nor any of its Subsidiaries maintains or contributes to any Employee Benefit Plan subject to ERISA that is not in substantial compliance with ERISA or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code, or that has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. Neither the Company nor any of its Subsidiaries has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees of the Company or any of its Subsidiaries or ceased operations at any facility or withdrawn from any Employee Benefit Plan in a manner which could subject it to liability under Section 4062, 4063 or 4064 of ERISA, and the Company knows of no facts or circumstances which might give rise to any liability of the Company or any of its Subsidiaries to the PBGC under Title IV of ERISA that could reasonably be anticipated to result in any claims being made against the Company by the PBGC. Neither the Company nor any of its Subsidiaries has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections

4201 and 4204 of ERISA, to any Employee Benefit Plan that is a Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA), and no event has occurred, and there exists no condition or set of circumstances, that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which could result in any liability to a Multiemployer Plan.

                  (c) CONTRIBUTIONS. Full payment has been made of all amounts which the Company or any of its Subsidiaries is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company or any of its Subsidiaries is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. The Company has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided to EMKT and Top Team.

                  (d)  RELATIONSHIP OF ACCRUED  BENEFITS TO PENSION PLAN ASSETS.
As of the Balance Sheet Date, (1) the aggregate current value of all accrued benefits (based upon actuarial assumptions which have been furnished to and relied upon by EMKT, Top Team and Sub) under all Employee Benefit Plans which are subject to Title IV of ERISA and which are Single Employer Plans (as defined in Section 4001(a)(15) of ERISA) did not exceed the aggregate current value of all assets of such Single Employer Plans allocable to such accrued benefits, and since the Balance Sheet Date, there has been (A) no material adverse change in the financial condition of any Single Employer Plan, (B) no change in the actuarial assumptions with respect to any Single Employer Plan and (C) no increase in benefits under any Single Employer Plan as a result of plan amendments, change in applicable law or otherwise, which individually or in the aggregate, would create any such excess; and (2) using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Company and its Subsidiaries to all such Employee Benefit Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Multiemployer Plan ended prior to the date hereof, would not exceed $50,000. There has been no material change in the financial condition of any Multiemployer Plan or in any such actuarial assumption or computation method or in benefits under any Multiemployer Plan as a result of collective bargaining or otherwise since the close of each such fiscal year which, individually or in the aggregate, would materially increase such liability.

                  (e) TAX QUALIFICATION. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

                  (f) TRANSACTIONS. No Reportable Event (as defined in Section 4043 of ERISA) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any Employee Benefit Plan and neither the

Company nor any of its Subsidiaries has engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a tax, penalty or liability for prohibited transactions under ERISA or the Code nor has any of their respective directors, officers or employees to the extent they or any of them are fiduciaries with respect to such Plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or would result in any claim being made under or by or on behalf of any such Plans by any party with standing to make such claim.

                  (g) OTHER PLANS. Neither the Company nor any of its Subsidiaries currently maintains any employee or non-employee benefit plans or any other foreign pension, welfare or retirement benefit plans other than those listed in Schedule 3.11.

                  (h) DOCUMENTS. The Company has delivered or caused to be delivered to EMKT, Top Team and their counsel true and complete copies of (1) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code and (2) Form 5500 for the most recently completed fiscal year for each Employee Benefit Plan required to file such form.

         3.12 EMPLOYMENT  RELATIONS AND  AGREEMENTS.  (i) Except as set forth on
Schedule 3.12, to the best knowledge of the Company and the Sellers, each of the Company and its Subsidiaries is in substantial compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or to the best knowledge of the Company and the Sellers threatened against or involving the Company or any of its Subsidiaries;
(iv) to the best knowledge of the Company and the Sellers no representation question exists respecting the employees of the Company or any of its Subsidiaries; (v) to the best knowledge of the Company and the Sellers no grievance which might have a material adverse effect on the Condition of the Company and its Subsidiaries as a whole or the conduct of their respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (vi) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries; and (vii) neither the Company nor any of its Subsidiaries has experienced any material labor difficulty during the last three years. There has not been, and to the best knowledge of the Company, there will not be any change in relations with employees of the Company or any of its Subsidiaries as a result of the Transactions that could have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. Except as disclosed in Schedule 3.12, there exist no employment, consulting, severance or indemnification agreements between the Company and any director, officer or employee of the Company or any agreement that would give any Person the right to receive any payment from the Company as a result of the Purchase or Exchange.

         3.13 CLIENT RELATIONS. Except as set forth on Schedule 3.13, there has not been, and to the best knowledge, information and belief of the Company and the Sellers, there will not be, any change in relations with franchisees, customers or clients of the Company or any of its Subsidiaries as a result of the Transactions that could have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole.

         3.14 TAXES. The Company has filed or caused to be filed, within the times and in the manner prescribed by law, all federal, state, local and foreign Tax Returns and tax reports that are required to be filed by, or with respect to, the Company or any of its Subsidiaries prior to the Closing Date. Such returns and reports are true, correct and complete in all material respects and reflect accurately all liability for Taxes of the Company and its Subsidiaries for the periods covered thereby. All federal, state, local and foreign Taxes (including interest and penalties) payable by, or due from, the Company or any of its Subsidiaries or reports due prior to the Closing Date have been fully paid or adequately disclosed. Tax liabilities for the period ending on the Closing Date have been adequately disclosed and fully provided for in the books and financial statements of the Company and its Subsidiaries. All deficiencies assessed as a result of any examination of such Tax Returns by federal, state, local or foreign tax authorities have been paid, and deficiencies for all taxes that have been proposed or asserted against the Company or any Subsidiary do not exceed $10,000 in the aggregate for all periods. To the best knowledge of the Company and the Sellers, no issue has been raised during the past five years by any federal, state, local or foreign taxing authority that, if raised with respect to any other period not so examined, could reasonably be expected to result in a proposed deficiency for any other period not so examined. The federal income tax liability of the Company and its Subsidiaries has been finally determined for all fiscal years to and including the fiscal year ended December 31, 1998. To the best knowledge of the Company and the Sellers, no examination of any Tax Return of the Company or any of its Subsidiaries is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. The Company and each of its Subsidiaries have complied (and until the Closing will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes (including, without limitation, withholding of taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws. For purposes of this Section 3.14, the term "TAXES" means all taxes, charges, fees, levies or other assessments, including without limitation income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto; and "TAX RETURN" means any report, return or other information or document required to be supplied to a taxing authority in connection with taxes.

         3.15 LIABILITIES. Except as set forth on Schedule 3.15, neither the Company nor any of its Subsidiaries has any outstanding claims, liabilities or indebtedness, whether absolute, accrued, condensed, contingent or otherwise, except as set forth in the Balance Sheet or referred to in the footnotes thereto, other than liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business not involving borrowings by the Company. Neither the Company nor any of its Subsidiaries is in default in respect of the material terms and conditions of any indebtedness or other agreement.

         3.16 INTELLECTUAL PROPERTIES. In the operation of its business the Company and its Subsidiaries have used, and currently use, domestic and foreign patents, patent applications, patent licenses, software licenses, knowhow licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications, trade secrets and other confidential proprietary information (collectively the "INTELLECTUAL PROPERTY").
Schedule 3.16 contains an accurate and complete list of all Intellectual Property (other than trade secrets and other confidential information) which is of material importance to the operation of the business of the Company or any of its Subsidiaries. Unless otherwise indicated in Schedule 3.16 the Company (or the Subsidiary indicated) owns the entire right, title and interest in and to the Intellectual Property listed on Schedule 3.16 used in the operation of its business (including, without limitation, the exclusive right to use and license the same) and each item constituting part of the Intellectual Property which is owned by the Company or a Subsidiary and listed on Schedule 3.16 has been, to the extent indicated in Schedule 3.16, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entities, domestic or foreign, as are indicated in Schedule
3.16 and such registrations, filings and issuances remain in full force and effect. To the best knowledge of the Company and the Sellers, except as stated in such Schedule 3.16, there are no pending or threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. Schedule 3.16 lists all notices or claims currently pending or received by the Company or any of its Subsidiaries during the past two years which claim infringement, contributory infringement, inducement to infringe, misappropriation or breach by the Company or any of its Subsidiaries of any domestic or foreign patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. Except as set forth in Schedule 3.16 hereto, there is, to the best knowledge, information and belief of the Company, no reasonable basis upon which a claim may be asserted against the Company or any of its Subsidiaries, for infringement, contributory infringement, inducement to infringe, misappropriation or breach of any domestic or foreign patents, patent applications, patent licenses, know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. To the best knowledge of the Company, except as indicated on Schedule 3.16, no Person is infringing the Intellectual Property.

         3.17     MATERIAL CONTRACTS AND RELATIONSHIPS.

                  (a) Except for agreements specifically identified on other Schedules, Schedule 3.17 sets forth a complete and correct list of the following:

                           (i) All agreements (or groups of agreements with one or more related entities) between the Company or any of its Subsidiaries and any customer or supplier in excess of $25,000 and all agreements extending beyond twelve months;

                           (ii) All agreements that relate to the borrowing or lending by the Company (or any of its Subsidiaries) of any money or that create or continue any material claim, lien, charge or encumbrance against, or right of any third party with respect to, any asset of the Company or any of its Subsidiaries;

                           (iii) All agreements by which the Company or any of its Subsidiaries leases any real property, has the right to lease any real property or leases capital equipment and all other leases involving the Company or any of its Subsidiaries as lessee or lessor;

                           (iv) All agreements to which the Company or any of its Subsidiaries is a party not in the ordinary course of business;

                           (v) All agreements to which the Company or any of its Subsidiaries, on the one hand, and any of Sellers or any of their respective Affiliates (as defined in Section 3.19) or Related Parties (as defined in Section 3.19), on the other hand, are parties or by which they are bound;

                           (vi) All contracts or commitments relating to the employment of any Person or any commission or finder's fee arrangements with others;

                           (vii) All material license agreements, whether as licensor or licensee;

                           (viii) All other agreements to which the Company or any of its Subsidiaries is a party or by which it is bound and that involve $25,000 or more or that extend for a period of one year or more; and

                           (ix) All other agreements to which the Company or any of its Subsidiaries is a party or by which it is bound and that are or may be material to the Condition of the Company or any of its Subsidiaries.

As used in this Section 3.17 the word "AGREEMENT" includes both oral and written contracts, leases, understandings, arrangements and all other agreements; and the term "MATERIAL CONTRACTS" means the agreements of the Company or any of its Subsidiaries required to be disclosed on Schedule 3.17, including agreements specifically identified in other Schedules.

                  (b) All of the Material Contracts are in full force and effect, are valid and binding and are enforceable in accordance with their terms in favor of each of the Company and its Subsidiaries. To the best knowledge of the Company and the Sellers, there are no material liabilities of any party to any Material Contract arising from any breach or default of any provision thereof and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by any party thereto.

                  (c) The Company and each of its Subsidiaries has fulfilled all material obligations required pursuant to each Material Contract to have been performed by the Company or its Subsidiaries prior to the date hereof, and to the knowledge of the Sellers and the Company, the Company and each of its Subsidiaries will be able to fulfill, when due, all of its obligations under each of the Material Contracts that remain to be performed after the date hereof.

                  (d) Schedules 3.17(c) sets forth a complete and correct list of each (i) customer (or related group of customers) with whom the Company or any of its Subsidiaries did $25,000 or more of business during the last fiscal year, (ii) supplier (or related group of suppliers) with whom the Company or any of its Subsidiaries did $25,000 or more of business during the last fiscal year, and (iii) agent (or related group of agents) or representative (or related group of representatives) who was paid $25,000 or more by the Company and its Subsidiaries during the last fiscal year, respectively, which lists itemize the actual dollar amounts.

                  (e) To the best knowledge of the Company and the Sellers, the Company and each of its Subsidiaries has maintained and continues to maintain good relations with its customers, suppliers and agents.

         3.18  ABSENCE OF  CERTAIN  BUSINESS  PRACTICES.  Except as set forth on
Schedule 3.18, neither the Company nor any of its Subsidiaries nor any employee, agent or other person acting on the Company's or any of its Subsidiaries' behalf, including, but not limited to, any Seller, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) (i) that would subject the Company or its any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) that, if not given in the past, would have had a material adverse effect on the Condition of the Company or any of its Subsidiaries.

         3.19 TRANSACTIONS WITH RELATED PARTIES. Except as set forth on Schedule 3.19, there have been no transactions, including purchases or sales of assets or entities, by or between the Company (or any of its Subsidiaries) and any Seller or Related Party since January 1, 1994 and there are no agreements or understandings now in effect between the Company and any Seller or Related Party. Schedule 3.19 also (i) states the amounts due from the Company (or any of its Subsidiaries) to any Seller or Related Party and the amounts due from any Seller or Related Party to the Company or any of its Subsidiaries, (ii) describes the transactions out of which such amounts due arose and (iii) describes any interest of any Seller or Related Party in any supplier or customer of, or any other entity that has had business dealings with, the Company or any of its Subsidiaries since January 1, 1994. After the Closing, there will be no obligations or other liabilities between each of the Company and any of its Subsidiaries, on the one hand, and any Seller or Related Party, on the other hand, other than pursuant to this Agreement and the Transactions contemplated hereby. "RELATED PARTY" means the Company and each of its Subsidiaries and Affiliates, including but not limited to each of the Sellers and any member of the immediate family of any of the Sellers; and "AFFILIATE" means, in respect of any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person or if such specified Person bears a familial relationship with such other Person.

         3.20 BROKER'S OR FINDER'S FEE. No agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the Transactions.

         3.21 ACCOUNTS RECEIVABLE. Except as set forth on Schedule 3.21, the accounts receivable of the Company as reflected in the Balance Sheet, to the extent uncollected on the date of this Agreement, and the accounts receivable reflected on the books of the Company are, on the basis of existing facts, valid and existing and fully collectible (except for a reserve of $25,000) within one year from the Closing Date, represent monies due for goods sold and delivered or services rendered, and (subject to the aforesaid reserve) are subject to no refunds or other adjustments (except discounts for prompt payment given in the ordinary course of business) and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof. The Company has never factored any of its accounts receivable.

         3.22 INVENTORIES. The inventories reflected in the Balance Sheet were, and those reflected on the books of the Company since such date have been, determined and valued in accordance with generally accepted accounting principles applied on a consistent basis as reflected in the consolidated balance sheet, and existed on the respective dates. The inventories of the Company consist of items which are good and merchantable, and are of a quality and quantity presently usable or salable in the ordinary course of business.

         3.23 INSURANCE. Schedule 3.23 sets forth a complete and correct list of all insurance policies and of all claims made by each of the Company or any of its Subsidiaries on any liability or other insurance policies during the past five years (other than worker's compensation claims). The Company (together with its Subsidiaries) has to the best knowledge of the Company and the Sellers adequate liability and other insurance policies insuring it against the risks of loss arising out of or related to its assets and business. Without limitation, as to the tangible real and personal property of the Company and its Subsidiaries, the Company reasonably believes that such insurance is adequate to cover the full replacement cost, less deductible amounts, of such tangible real and personal property. Schedule 3.23 is a complete and correct list of all insurance currently in place and accurately sets forth the coverages, deductible amounts, carriers and expiration dates thereof. Schedule 3.23 is a complete and correct list of all insurance with respect to which the policy period has expired, but for which certain of the coverage years are still subject to audit or retrospective adjustment by the carrier, and accurately sets forth such coverage years and the coverages, deductible amounts, carriers and expiration dates thereof. To the best knowledge of the Company and the Sellers there are no outstanding requirements or recommendations by any insurance company that issued any policy of insurance to the Company or any of its Subsidiaries or by any board of or by any governmental authority exercising similar functions that require or recommend any changes in the conduct of the business of the Company or its Subsidiaries or any repairs or other work to be done on or with respect to any of the Company's or any of its Subsidiaries' assets. Except as set forth on Schedule 3.23, no notice or other communication has been received by the Company or its Subsidiaries from any insurance company within the five years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of its insurance policies, and, to the knowledge of the Sellers and the Company, no such cancellation, amendment or increase of premiums is threatened.

         3.24     NO POWERS OF ATTORNEY OR  SURETYSHIPS.  Except as set forth on
Schedule 3.24, (a) the Company (together with its Subsidiaries) has not granted any general or special powers of attorney and (b) the Company (together with its Subsidiaries) does not have any obligation or liability (whether actual, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor, obligor on an asset or income maintenance agreement or otherwise in respect of the obligation of any Person.

         3.25 BANKING FACILITIES. Schedule 3.25 sets forth a complete and correct list of: (a) each bank, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or safety deposit box and the numbers of such accounts or safety deposit boxes maintained thereat; and (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box, together with a description of the authority (and conditions thereto, if any) of each person with respect thereto.

         3.26     ENVIRONMENTAL LIABILITIES.

                  (a) Except as set forth on Schedule 3.26 hereto, to the best knowledge of the Company and the Sellers, neither the Company nor any of its Subsidiaries has used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials on, under, at, from, or in any way affecting, any of their properties or assets, or otherwise, in any manner which at the time of the action in question violated any Environmental Law, governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials and to the best of the Company's and the Sellers' knowledge, no prior owner of such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials on or affecting such property or asset, or otherwise in any manner which at the time of the action in question violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials. "ENVIRONMENTAL LAWS" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material or environmental protection or health and safety, as now or may at any time hereafter be in effect, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C. ss. 1251 et seq., the Clean Air Act ("CAA"), 42 U.S.C. ss.ss. 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide AcT ("FIFRA"), 7 U.S.C. ss.ss. 136 et seq., the Surface Mining Control and Reclamation Act ("SMCRA"), 30 U.S.C. ss.ss. 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 ("SARA"), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act ("EPCRKA"), 42 U.S.C. ss. 11001 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq., the Occupational Safety and Health Act as amended ("OSHA"), 29 U.S.C. ss. 655 and ss. 657, together, in each case, with any amendment thereto, and the regulations adopted and the official publications promulgated thereunder and all substitutions thereof. "HAZARDOUS MATERIALS" means any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or similar materials defined in any Environmental Law.

                  (b) To the best of the  Company's  and Sellers'  knowledge (i)
neither the Company nor any of its Subsidiaries has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, where such would reasonably be expected to have a materially adverse effect on the business or condition (financial or otherwise) of the Company or any of its Subsidiaries, and (ii) no claims have been made against the Company or any of its Subsidiaries during the past five years and no presently outstanding citations or notices have been issued against the Company or any of its Subsidiaries, where such could reasonably be expected to have a materially adverse effect on the Condition of the Company or any of its Subsidiaries, which in either case have been or are imposed by reason of or based upon any provision of any Environmental Law, including, without limitation, any such obligations or liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any Hazardous Materials by the Company or any of its Subsidiaries, or any of their employees, agents, representatives or predecessors in interest in connection with or in any way arising from or relating to the Company or any of its Subsidiaries or any of their respective properties, or relating to or arising from or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any such substance, by any other Person at or on or under any of the real properties owned or used by the Company or any of its Subsidiaries or any other location where such could have a materially adverse effect on the business or condition (financial or otherwise) of the Company (or any of its Subsidiaries).

         3.27 MACHINERY, EQUIPMENT AND OTHER PERSONAL PROPERTY, ETC. Except as set forth on Schedule 3.27, the Company (together with its consolidated
Subsidiaries) owns or leases all of the machinery, equipment, vehicles, furniture, fixtures, leasehold improvements, repair parts, tools and other property (collectively, the "PERSONAL PROPERTY") used by or relating to the Company or its Subsidiaries. All such Personal Property is in good operating condition and sufficient to carry on the business of the Company and its Subsidiaries in the normal course as it is presently conducted and is free from defects, whether patent or latent. Except as set forth in Schedule 3.27, it is not necessary for the Company or any of its Subsidiaries to acquire or obtain the use of any additional personal property to carry on its business as presently and foreseeably to be conducted.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                              OF EMKT AND TOP TEAM

         Each of EMKT and Top Team represents and warrants to the Company and the Sellers as follows:

         4.1 DUE ORGANIZATION; GOOD STANDING AND CORPORATE POWER. Each of EMKT and Top Team is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of EMKT and Top Team has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by EMKT and Top Team, and the consummation by each of them of the Transactions, have been duly authorized by the Boards of Directors of EMKT and Top Team. No other corporate action on the part of either of EMKT or Top Team is necessary to authorize the execution, delivery and performance of this Agreement by each of EMKT and Top Team and the consummation of the Transactions. This Agreement has been duly executed and delivered by each of EMKT and Top Team and is a valid and binding obligation of each of EMKT and Top Team, enforceable against each of EMKT and Top Team in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles.

         4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by EMKT and Top Team and the consummation by EMKT and Top Team of the Transactions will not: (1) violate any provision of the Certificate of Incorporation or By-Laws of EMKT or Top Team; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to EMKT or Top Team or by which either of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of EMKT or Top Team or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which EMKT or Top Team or any of their Subsidiaries is a party, or by which they or their respective properties or assets may be bound, excluding from the foregoing clauses (3) and (4) filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and liens which, in the aggregate, would not have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, conditions (financial or otherwise) or prospects of EMKT and its Subsidiaries taken as a whole.

         4.4 EMKT REPORTS AND FINANCIAL STATEMENTS. The consolidated balance sheet as of the end of the fiscal year ended June 30, 1999 as set forth in EMKT's annual report on Form 10-K, as filed with the Securities and Exchange Commission, and the consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flow for the fiscal year then ended, were prepared in accordance with GAAP, except as may be indicated therein or in the notes or schedules thereto, and fairly present the consolidated financial position of EMKT and its consolidated subsidiaries as of the date thereof and the results of their operations and cash flows for the fiscal year then ended.

         4.5 CAPITALIZATION. The authorized capital stock of Top Team consists of 30,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of Series A Preferred Stock, par value $0.001 per share ("PREFERRED STOCK"). As of the date of this Agreement, (i) 100 shares of Top Team Stock and no shares of Preferred Stock have been issued, options to purchase 2,200,000 shares of Top Team Stock have been reserved for issuance pursuant to options that have been or are to be granted under Top Team stock incentive plans, and rights to purchase 3,600,000 shares of Top Team Stock at $7.50 per share have been issued.

         4.6 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Schedule 4.6, since June 30, 1999 there has not been any material adverse change in the Condition of EMKT and its Subsidiaries taken as a whole.

         4.7 COMPLIANCE WITH LAWS. To the best knowledge of EMKT, EMKT and each of its Subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole.

         4.8 LIABILITIES. Neither EMKT nor any of its Subsidiaries has any outstanding claims, liabilities or indebtedness, whether absolute, accrued, condensed, contingent or otherwise, except as set forth in its balance sheet for the fiscal year ended June 30, 1999 or referred to in the footnotes thereto, other than liabilities incurred subsequent to such date in the ordinary course of business not involving borrowings by the EMKT. Neither EMKT nor any of its Subsidiaries is in default in respect of the material terms and conditions of any indebtedness or other agreement.

         4.9 LITIGATION. Except as set forth in the EMKT's Form 10-K for the fiscal year ended June 30, 1999, there is no action, suit, proceeding, at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge, information and belief of EMKT, any investigation by or before) any governmental or other instrumentality or agency, pending or, to the best of knowledge, information and belief of EMKT, threatened against or affecting EMKT or any of its Subsidiaries or any of their properties or rights which could have a material adverse effect on Condition of EMKT and its Subsidiaries taken as a whole. There are no such suits, actions, claims, proceedings or investigations pending, or to the best knowledge, information and belief of the Company, threatened, seeking to prevent or challenge the Transactions. Except as disclosed in such Form 10-K, neither EMKT nor any of its Subsidiaries, is subject to any judgment, order or decree in any lawsuit or proceeding which could have a material adverse effect on the Condition of EMKT and its Subsidiaries, taken as a whole, or on the ability of EMKT or any Subsidiary to conduct its business as presently conducted.

         4.10 TAX STATUS. Neither EMKT nor Top Team has taken any action that would cause the Purchase not to qualify as an installment sale for federal income tax purposes or to cause the Exchange not to qualify as a tax-free contribution to capital under Section 351 of the Code.

                                    ARTICLE V

                          ACTIONS PRIOR TO CLOSING DATE

         5.1 ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS. During the period commencing on the date hereof and ending on the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford EMKT and Top Team, and their respective counsel, accountants and other authorized representatives, full access during normal business hours to the properties, books and records of the Company and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its Subsidiaries; such investigation shall not, however, affect the representations and warranties made by the Company in this Agreement. The Company acknowledges and agrees that Top Team's auditors will be performing an audit of the Company's financial statements (the "AUDIT"), and will provide all information and documents and cooperate in any way so as to permit the Audit to be completed promptly. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as EMKT and Top Team shall from time to time request.

         5.2 CONDUCT OF THE  BUSINESS OF THE COMPANY  PENDING THE CLOSING  DATE.
The Company agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or Schedule 5.2 or otherwise consented to or approved in writing by EMKT (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date hereof and ending on the Closing Date:

                  (a) The Company and each of its Subsidiaries will conduct their respective operations only according to their ordinary and usual course of business and will use their best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensers, suppliers, distributors, clients and others having business relationships with them;

                  (b) Neither the Company nor any of its Subsidiaries shall (i) make any change in or amendment to its Certificate of Incorporation or By-Laws (or comparable governing documents); (ii) issue or sell any shares of its capital stock (other than in connection with the exercise of Company Options outstanding on the date hereof) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure; (iii) declare, pay or make any dividend or other distribution or payment with respect to, or split, redeem or reclassify, any shares of its capital stock; (iv) enter into any contract or commitment, except for contracts in the ordinary course of business, including without limitation, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or release or relinquish any material contract rights; (v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other Person other than a Subsidiary in the ordinary course of business and consistent with past practice;
(vi) incur, assume or prepay any indebtedness or other material liabilities other than in the ordinary course of business and consistent with past practices, except that the Company may prepay its legal fees in connection with the Transactions to the extent they do not exceed the amount set forth in
Section 9.1(a); (vii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to Subsidiaries; (viii) authorize capital expenditures in excess of the amount currently budgeted therefor; (ix) permit any insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business; (x) amend any employee or nonemployee benefit plan or program, employment agreement, license agreement or retirement agreement, or pay any bonus or contingent compensation, except in each case in the ordinary course of business consistent with past practice prior to the date of this Agreement; (xi) agree, in writing or otherwise, to take any of the foregoing actions; or (xii) agree to the settlement of any litigation;

                  (c) The Company shall not, and shall not permit any of its Subsidiaries to (i) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Article III to be untrue as of the Closing Date, or (ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company and the Company shall not sell or pledge or agree to sell or pledge any stock owned by it in any of the Subsidiaries, or allow any Subsidiary to pledge or agree to sell or pledge any stock owned by it in any other Subsidiary.

                  (d) The Company will use its commercially reasonable best efforts to deliver to EMKT prior to the Closing a consolidated balance sheet as of the end of the fiscal year ended July 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal year then ended, prepared in accordance with GAAP and on a basis consistent with that of the statements delivered pursuant to Section 3.5.

         5.3 BEST EFFORTS. Each of the Company, EMKT and Top Team shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their respective commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, their respective best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its Subsidiaries as are necessary for consummation of the Transactions and to fulfill the conditions to the Transactions; provided, however, that no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its Subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of EMKT and Top Team (which shall not be unreasonably withheld or delayed).

         5.4 NO SOLICITATION OF OTHER OFFERS. Neither the Company nor any of its Subsidiaries, shall, directly or indirectly, take (and the Company shall not authorize or permit its or its Subsidiaries, officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to so take) any action to encourage, solicit, initiate or, subject to the fiduciary duties of the Board of Directors under applicable law as advised in writing by counsel, participate in any way in discussions or negotiations with, or furnish any information to, any Person (other than EMKT, Top Team or their respective officers, directors, representatives, agents, affiliates or associates) in connection with any possible or proposed merger or other business combination, sale or other disposition of assets, sale of shares of capital stock or similar transactions involving the Company or any Subsidiary or division of the Company. The Company will promptly communicate to EMKT and Top Team the terms of any proposal or inquiry that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with the Company.


                                   ARTICLE VI

                      CONDITIONS PRECEDENT TO TRANSACTIONS

         6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF EMKT, TOP TEAM AND THE COMPANY AND THE SELLERS. The respective obligations of EMKT and Top Team, on the one hand, and the Company and the Sellers, on the other hand, to effect the Transactions are subject to the satisfaction or waiver (subject to applicable law) on or prior to the Closing Date of each of the following conditions:

                  (a) INJUNCTION. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Transactions and which is in effect on the Closing Date; and

                  (b) STATUTES. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Transactions or has the effect of making the purchase of the Company Stock illegal.

         6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF EMKT AND TOP TEAM. The obligations of EMKT and Top Team to effect the Transactions are also subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date;

                  (b) PERFORMANCE BY COMPANY. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Closing Date;

                  (c) EMPLOYMENT   AGREEMENTS.   Kent  Rhodes,  Ph.D.  and  Todd
Knowlton shall each have entered into an employment agreement with Top Team in form and substance reasonably satisfactory to Top Team;

                  (d) JOINDER AGREEMENTS. Each Seller other than Kent Rhodes shall have executed a Joinder Agreement in form and substance reasonably satisfactory to EMKT; and

                  (e) OTHER DOCUMENTS. EMKT and Top Team shall have received such other documents, opinions, agreements, certificates and instruments as they shall reasonably require in connection with the consummation of the Transactions.

         6.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLERS. The obligations of the Company and the Sellers to effect the Transactions are also subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of EMKT and Top Team contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date;

                  (b) PERFORMANCE BY EMKT AND TOP TEAM. Each of EMKT and Top Team shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Closing Date; and

                  (c) STOCK INCENTIVE PLAN. Top Team shall have implemented a stock option plan and restricted stock purchase plan prior to the Closing Date and shall have reserved for issuance up to 25,000 shares of Top Team stock for issuance to former employees of the Company pursuant to such plan; and

                  (d) REGISTRATION RIGHTS. Top Team and Sellers shall have entered into an agreement regarding registration rights for the Purchase Consideration in form and content mutually satisfactory to the parties thereto. Top Team and the Sellers agree to negotiate the terms of such agreement in good faith and as soon as possible after the execution hereof. EMKT and Sellers shall have entered into an agreement regarding registration rights for the Exchange Consideration in form and content mutually satisfactory to the parties thereto. Top Team and the Sellers agree to negotiate the terms of such agreement in good faith and as soon as possible after the execution hereof.

                                   ARTICLE VII

                           TERMINATION AND ABANDONMENT

         7.1 TERMINATION. This Agreement may be terminated and the Transactions may be abandoned, at any time prior to the Closing Date:

                  (a) by mutual consent of the Company and the Sellers, on the one hand, and of EMKT and Top Team, on the other hand;

                  (b) by EMKT and Top Team, on the one hand, or the Company and the Sellers, on the other hand, if the Closing shall not have occurred within six months after the date of this Agreement or there has been a material breach of any representation, warranty, obligation, covenant or agreement set forth in this Agreement on the part of the other party;

                  (c) by EMKT and Top Team, if any of the conditions specified in Sections 6.1 or 6.2 have not been met or waived by EMKT and Top Team prior to or at such time as such condition can no longer be satisfied; or

                  (d) by the Company and the Sellers, if any of the conditions specified in Sections 6.1 or 6.3 have not been met or waived by the Company and the Sellers prior to or at such time as such condition can no longer be satisfied.

         7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1 by EMKT or Top Team, on the one hand, or the Company and the Sellers, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of EMKT, Top Team, the Company or the Sellers, except that Section 9.1, Article VIII and this Section 7.2 shall survive any termination of this Agreement. Nothing in this Section 7.2 shall relieve any party to this Agreement of liability for breach of this Agreement.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 INDEMNIFICATION BY SELLERS. Each Seller, for a period of three years from the date hereof, shall severally and not jointly, indemnify and hold harmless EMKT and Top Team and each of their affiliates, directors, officers, employees, attorneys, agents and representatives (collectively, the "AFFILIATED PARTIES") in respect of any and all claims, losses, damages, liabilities, declines in value, penalties, interest, costs and expenses (including, without limitation, any attorneys', accountants' and consultants' fees and other expenses) reasonably incurred by EMKT or Top Team or their respective Affiliated Parties, together with interest on cash disbursements in connection therewith, at an annual rate equal to the prime rate as reported from time to time by Bank of America NT & SA (the "PRIME RATE") then in effect, from the date such cash disbursements were made by EMKT or Top Team or any of their Affiliated Parties until paid by such Seller, in connection with each and all of the following:

                  (a) Any breach of any representation or warranty made by such Seller in Article II or III of this Agreement;

                  (b) Any misrepresentation contained in any written statement or certificate furnished by such Seller individually pursuant to this Agreement or in connection with the Transactions; and

                  (c) Any breach of any covenant, agreement or obligation of such Seller individually contained in this Agreement or any other instrument contemplated by this Agreement.

                  No claim, demand, suit or cause of action shall be brought against such Seller under this Section 8.1 unless and until the aggregate amount of claims under Sections 8.1 and 8.2 exceeds $50,000, in which event EMKT and Top Team and their respective Affiliated Parties shall be entitled to indemnification from such Seller for all claims hereunder relating back to the first dollar.

         8.2 INDEMNIFICATION BY SELLERS JOINTLY AND SEVERALLY. The Sellers shall, for a period of three years from the date hereof, jointly and severally indemnify and hold harmless EMKT and Top Team and each of their respective Affiliated Parties in respect of any and all claims, losses, damages, liabilities, declines in value, penalties, interest, costs and expenses (including, without limitation, any attorneys, accountants' and consultants' fees and other expenses) reasonably incurred by EMKT or Top Team or their respective Affiliated Parties, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date such cash disbursements were made by EMKT or Top Team or any of their Affiliated Parties until paid by the Sellers, in connection with each and all of the following:

                  (a)  Subject  to  Section  8.4  hereof,   any  breach  of  any
representation or warranty made by the Sellers or the Company in Article III of this Agreement or pursuant hereto;

                  (b) Any misrepresentation contained in any written statement or certificate furnished by Sellers and/or the Company pursuant to this Agreement or in connection with the Transactions; or

                  (c) Any breach of any covenant, agreement or obligation of Sellers and/or the Company contained in this Agreement or any other instrument contemplated by this Agreement.

         No claim, demand, suit or cause of action shall be brought against the Sellers under this Section 8.2 unless and until the aggregate amount of claims under Sections 8.1 and 8.2 exceeds $50,000, in which event EMKT and Top Team and their respective Affiliated Parties shall be entitled to indemnification from the Sellers for all claims hereunder relating back to the first dollar.

         8.3 INDEMNIFICATION BY EMKT AND TOP TEAM. EMKT and Top Team shall, for a period of three years from the Closing Date, jointly and severally, indemnify and hold harmless each of Sellers in respect of any and all claims, losses, damages, liabilities, declines in value, penalties, interest, costs and expenses (including, without limitation, any attorneys', accountants' and consultants' fees and other expenses) reasonably incurred by Sellers, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date that such cash disbursements were made by Sellers until paid by EMKT or Top Team, in connection with each and all of the following:

                  (a) Any breach of any representation or warranty made by EMKT or Top Team in this Agreement or pursuant hereto; or

                  (b) Any breach of any  covenant,  agreement or  obligation  of
EMKT  or  Top  Team  contained  in  this  Agreement  or  any  other   instrument
contemplated by this Agreement; or

                  (c) Any  misrepresentation   contained  in  any  statement  or
certificate furnished by EMKT or Top Team pursuant to this Agreement or in connection with the Transactions.

                  No claim, demand, suit or cause of action shall be brought against EMKT or Top Team under this Section 8.3 unless and until the aggregate amount of claims under this Section 8.3 exceeds $50,000, in which event, Sellers shall be entitled to indemnification from EMKT or Top Team for all claims hereunder relating back to the first dollar.

         8.4 INDEMNIFICATION BY SELLERS FOR TAX LIABILITIES. In addition to, and not by way of limitation on, the indemnities set forth in this Article VIII, the Sellers shall jointly and severally indemnify and hold harmless on an after-tax basis EMKT and Top Team against all Taxes of the Company (together with its consolidated Subsidiaries) for all taxable periods ending on or before the date hereof or otherwise attributable to the operations, transactions, assets, or income of the Company or its Subsidiaries prior to the date hereof, together with any expenses (including, without limitation, settlement costs and any legal, accounting and other expenses) incurred in connection with the contesting, collection or assessment of such Taxes, and together with interest at an annual rate equal to the Prime Rate then in effect, but not for losses due to any action or inaction taken or required to be taken by EMKT or Top Team hereunder. Notwithstanding Sections 8.1 and 8.2, the Sellers' obligation to indemnify EMKT and Top Team pursuant to this Section 8.4 shall continue until 90 days after all applicable statutes of limitations have expired. For purposes of this Section 8.4, the term "AFTER-TAX BASIS" means determined after giving effect to (i) the receipt by the indemnified party of such payment, if such receipt is taxable and (ii) any tax deduction available on account of the payment of such Taxes; and assuming that Taxes are payable at a combined effective rate of 45% of taxable income.

         8.5 CLAIMS FOR  INDEMNIFICATION.  Whenever  any claim  shall  arise for indemnification hereunder, the party entitled to indemnification (the "INDEMNIFIED PARTY") shall promptly notify the party obligated to provide indemnification (the "INDEMNIFYING PARTY") of the claim and, when known, the facts constituting the basis for such claim; provided, however, that the failure to so notify the indemnifying party shall not relieve the indemnifying party of its obligation hereunder to the extent such failure does not materially prejudice the indemnifying party. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. If any claims shall arise against Sellers hereunder, EMKT and Top Team may (but shall not be required to) set-off against any amount then or thereafter payable (but not yet paid) to such Seller.

         8.6 DEFENSE CLAIMS. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the indemnifying party at its sole cost and expense and with counsel reasonably satisfactory to the indemnified party may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if (a) the indemnifying party acknowledges to the indemnified party in writing, within 15 days after receipt of notice from the indemnifying party, its obligations to indemnify the indemnified party with respect to all elements of such claim, (b) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third party claim is not, in the good faith judgment of the indemnified party, likely to establish a pattern or practice adverse to the continuing business interests of the indemnified party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if there are one or more legal defenses available to the indemnified party that conflict with those available to the indemnifying party, or if the indemnifying party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the indemnified party that it believes the indemnifying party has failed to do so, the indemnified party may assume the defense of such claim; provided, further, that the indemnified party may not settle such claim without the prior written consent of the indemnifying party, which consent may not be unreasonably withheld. If the indemnified party assumes the defense of the claim, the indemnifying party shall reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party and the indemnifying party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder. Notwithstanding the foregoing, if any of Sellers assumes the defense of a claim for Taxes for which they are obligated to indemnify EMKT, Top Team or any of its Subsidiaries, then such indemnifying party shall not settle or otherwise agree to a resolution of a dispute with respect to such claim if that settlement or resolution would have an adverse impact on the liability of EMKT, Top Team or any of their respective

Subsidiaries for any taxable period ending after the date hereof without the express written consent of EMKT, Top Team or such affected Subsidiary, which consent will not be unreasonably withheld or delayed.

         8.7 MANNER OF INDEMNIFICATION. All indemnification payments hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability.

         8.8 LIMITATIONS ON  INDEMNIFICATION.  Notwithstanding the provisions of
Section 8.1, 8.2 and 8.3 to the effect that an indemnifying party's obligation under such section shall expire on the third anniversary hereof, such obligation shall continue (i) as to any matter as to which a claim is submitted in writing to the indemnifying party prior to such third anniversary and identified as a claim for indemnification pursuant to this Agreement or (ii) as to any matter that is based upon willful fraud by the indemnifying party, until such time as such claims and matters are resolved.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1      FEES AND EXPENSES.

                  (a) Except as provided in paragraph (b) below, all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses; provided that Top Team shall reimburse the Sellers for the reasonable fees and costs of their counsel, not to exceed $20,000, and the Sellers will pay for the amount in excess thereof.

                  (b) If either (i) at any time while this Agreement is in effect, the Company shall have consummated, or entered into an agreement providing for, a merger of the Company with, sale of all or a substantial part of the assets of the Company to, or any other business combination involving the Company with, another Person, or (ii) this Agreement is terminated other than solely because of a wilful and material breach of the representations or warranties of EMKT or Top Team or a wilful failure of EMKT or Top Team to fulfill a material covenant or contained herein, then, in the case of clause (i) or (ii) above, the Company shall, within two days after the first of such events has occurred, pay EMKT a fee in lieu of reimbursement for such expenses equal to $40,000 plus the actual costs of the Audit.

         9.2 REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Company and the Sellers, on the one hand, and EMKT and Top Team, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party.

         9.3 EXTENSION; WAIVER. At any time prior to the Closing Date, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, EMKT, Top Team or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         9.4 PUBLIC ANNOUNCEMENTS. The Company and the Sellers, on the one hand, and EMKT and Top Team, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Transactions , and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of a copy of such release or statement, unless required by applicable law.

         9.5 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

                  (a)      if to the Company, to it at:

                           OnCourse Network, Inc.
                           2222 Michelson Drive
                           Suite 222-121
                           Irvine, California 92612
                           Attention: President
                           Fax ________________

                  (b) if to any Seller to his, her or its address on the signature pages hereof

                  (c)      if to either EMKT or Top Team, to it at:

                           c/o Full Moon Interactive Inc.
                           1111 Tamarind Avenue
                           Hollywood, California 90038
                           Attention: President
                           Fax: 323-856-3011

                           with a copy to:

                           eMarketplace, Inc.
                           225 W. Julian Street, Suite 100
                           San Jose, California 95110
                           Attention: Chairman
                           Fax 408 275-1958

                           And to:

                           Kaye Scholer Fierman, Hays & Handler, LLP
                           1999 Avenue of the Stars
                           Los Angeles, California 90067
                           Attention: B.J. Yankowitz, Esq.
                           Fax: 310-788-1200

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

         9.6 ENTIRE AGREEMENT. This Agreement and the exhibits, schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

         9.7 BINDING EFFECT; BENEFIT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.8 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Closing Date.

         9.9 FURTHER ACTIONS. Each of the parties hereto agrees that, subject to its legal obligations, it will use its best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the Transactions.

         9.10 HEADINGS. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules, unless otherwise specified, are to Articles, Sections, Exhibits and Schedules of and to this Agreement.

         9.11   COUNTERPARTS.   This   Agreement  may  be  executed  in  several
counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         9.12 APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws rules thereof.

         9.13 SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         9.14 "PERSON" DEFINED. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a group and a government or other department or agency thereof.

         IN WITNESS WHEREOF, each of EMKT, Top Team, the Sellers and the Company have caused this Agreement to be executed by their respective officers (if applicable) hereunto duly authorized, all as of the date first above written.

EMKT:                            EMARKETPLACE, INC.


                                 By:  /s/ Robert M. Wallace
                                      --------------------------------------
                                          Robert M. Wallace,
                                          Chairman of the Board of Directors


TOP TEAM:                        TOP TEAM, INC.


                                 By:  /s/ Robert M. Wallace
                                      --------------------------------------
                                          Robert M. Wallace,
                                          Chairman of the Board of Directors

THE COMPANY:                     ONCOURSE NETWORK, INC.



                                 By:  /s/ Kent Rhodes
                                      --------------------------------------
                                          Kent Rhodes, Ph.D.,
                                          President


SELLERS:
                                  /s/ Kent Rhodes
                                  ------------------------------------------
                                      Kent Rhodes, Ph.D.


                                  Address:
                                    c/o OnCourse Network, Inc.
                                    2222 Michelson Drive
                                    Suite 222-121
                                    Irvine, California 92612
                                    Fax: _________________________